                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                            Breslen & Reinen, Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified in Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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Notes:

                            BRESLER & REINER, INC.
                              401 M STREET, S. W.
                                WATERSIDE MALL
                            WASHINGTON, D.C. 20024
                          ___________________________

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                              AND PROXY STATEMENT
                          ___________________________

                                                    Approximate Date of Mailing:
                                                                  April 27, 1999

TO THE STOCKHOLDERS:

     The annual meeting of stockholders of Bresler & Reiner, Inc. (the "Company") will be held at the offices of the Company, the Waterside Mall, 401 M Street, S.W., Washington, D.C. on June 10, 1999, at 10:00 a.m. for the following purposes:

          1. To elect a Board of seven directors to serve until the next annual meeting of stockholders and until the election and qualification of their respective successors; and

          2. To consider and transact such other business as may properly come before the meeting.

     This Proxy Statement is furnished by the Board of Directors (the "Board") of the Company for solicitation of proxies to be used at the annual meeting, and at any adjournment thereof. If the enclosed proxy card is signed, dated and returned, all shares represented thereby will be voted as directed therein. Any proxy may be revoked by the person giving it at any time before it is exercised, by written notice to the Secretary of the Company. Abstentions and broker non-votes will not be included in determining the number of votes cast concerning any matter.

     The stock transfer books will not be closed. Stockholders of record on April 15, 1999, are entitled to notice of and to vote at the annual meeting. On that date, there were 2,780,528 shares of common stock outstanding. Each share is entitled to one vote on each of the matters presented at the meeting, and voting is not cumulative.

PRINCIPAL STOCKHOLDERS

     The following table lists certain information with respect to those persons known to management to be the beneficial owners of more than five percent of the common stock, as well as the number of shares beneficially owned by all officers and directors as a group and by certain executive officers. This information has been furnished by such persons.

                                                         Common Stock
                                                     Beneficially Owned
                                                          as of
                                                    December 31, 1998/1/
                                             -------------------------------------
                                             Shares                        Percent
                                             ------                        -------
Charles S. Bresler   401 M Street, S.W.       1,022,070                     36.60
                     Washington, DC 20024

Burton J. and        401 M Street, S.W.        848,778                      30.39
Anita O. Reiner      Washington, DC 20024

The Burton and       401 M Street, S.W.        166,667/3/                   5.97
Anita Reiner         Washington, DC 20024              -
Charitable
Remainder Trust

Fleur Bresler        401 M Street, S.W.        143,977                       5.16
                     Washington, DC 20024
Certain Executive
  Officers:2/

All directors and                             1,909,173                     68.36
officers as a group
-----------------------------------------------

     /1/  See also Notes /2/ through /5/ under "ELECTION OF DIRECTORS"
      -                    -            -
below.


     /2/  For information concerning Messrs. Reiner, Horowitz and Oshinsky,
      -
see "ELECTION OF DIRECTORS."

     /3/  In addition, the trustees of the Trust in their individual capacity
      -
have the sole power to vote and invest certain shares aggregating 22,978 shares. The Trust disclaims beneficial ownership of such shares.

          Charles S. Bresler votes the shares shown in the above table as manager of a limited liability company (the "LLC"). Under the LLC's Operating Agreement, if Mr. Bresler should resign as manager, die, or otherwise become unable to serve as manager, then his son, Sidney Bresler, becomes manager and may vote the shares. If Charles Bresler ceases to be a member of the LLC, a majority of the interests held by other members may elect to dissolve the LLC. Fleur Bresler, spouse of Charles Bresler, holds a majority of the other interests in the LLC.

ELECTION OF DIRECTORS

          Seven directors are to be elected to hold office until the next Annual Meeting of stockholders and until the election and qualification of their respective successors. Management has nominated for election as directors the persons whose names appear in the table below, all of whom are presently Directors of the Company. Unless otherwise instructed by stockholders, the persons named in the enclosed form of proxy will vote all valid proxies received for the election of such nominees. Management believes that all nominees will be able to serve as directors, but if this should not be the case, the proxies will be voted for a substitute nominee or nominees to be designated by management.

---------------------------------------------------------------------------------------------------
Name, Age, Present Position with                                Common Stock Beneficially Owned as
 Company and Principal Occupation                                     of December 31, 1998/1/
 During Last Five Years                   Year First Elected
                                               Director         Shares                      Percent

---------------------------------------------------------------------------------------------------
Charles S. Bresler, 71                     1970                  1,022,070/2/                36.60
Chief Executive Officer and Chairman of
 the Board of Directors
---------------------------------------------------------------------------------------------------
Ralph S. Childs, Jr. 71 Director;          1994                          0                    0.00
 retired since November, 1994 prior to
 that date Chairman of the Board of
 Home Federal Savings Bank
---------------------------------------------------------------------------------------------------
Stanley S. DeRisio, 69                     1974                          0                    0.00
Director; Retired; Prior to July 1996,
 President of Hilb, Rogal and Hamilton
 Company of Washington, DC a general
 insurance company, since March 1991
---------------------------------------------------------------------------------------------------
Edwin Horowitz, 67                         1971                     36,575/3/                 1.30
Secretary and Director
---------------------------------------------------------------------------------------------------
George W. Huguely, III, 66                 1974                        500                    0.02
Director; Chairman of the Board of,
 Galliher & Huguely Associates, Inc., a
 building supply dealer and a general
 partner of The Huguely Companies, a
 real estate investment and management
 firm
---------------------------------------------------------------------------------------------------
William L. Oshinsky, 56                    1994                      1,250                    0.04
Treasurer since April, 1994 and
 Director; prior to that date,
 Assistant Treasurer of the Company and
 an officer of various subsidiaries of
 the Company
---------------------------------------------------------------------------------------------------
Burton J. Reiner, 70                       1970                    848,778/4/                30.39
President and Director
---------------------------------------------------------------------------------------------------

/1/   This information has been furnished by each director.

/2/   Mr. Bresler has the sole power to vote and to invest these shares as manager of a limited liability company which holds the shares. In addition he may be deemed to share indirectly the power to vote and to invest 143,977 shares which are owned by his spouse; however, he disclaims beneficial ownership of such shares.

/3/ Includes 11,575 shares held in trusts for his children of which Mr. Horowitz and his spouse are the trustees. In addition, Mr. Horowitz may be deemed to share indirectly the power to vote and to invest 500 shares which are owned by each of his two children; however, he disclaims beneficial ownership of such shares.

/4/ The power to vote and invest 846,015 of these shares is shared with his spouse.

          The Board held four meetings during the fiscal year. No nominee attended fewer than 75% of the aggregate of the total meetings of the Board and the total number of meetings held by all committees of the Board on which he served.

          The Board does not have a nominating committee. Messrs. DeRisio, Huguely and Childs are members of the Audit Committee of the Board. The Audit Committee held one meeting during 1998. The Audit Committee was established to review the Company's accounting and financial reporting systems and internal financial controls. In addition, the Committee recommends to the Board the engagement of independent auditors and reviews the scope of their audit, their fees, the results of their engagement, and the extent of their non-audit services to the Company, if any.

EXECUTIVE COMPENSATION

          There is shown below information concerning the annual and long-term compensation for services in all capacities to the Company for the fiscal years ended December 31, 1998, 1997 and 1996 for those persons who were, during 1998
(i) the Chief Executive Officer; and (ii) the other three most highly compensated executive officers of the Company whose annual compensation in 1998 exceeded $100,000:

                          SUMMARY COMPENSATION TABLE

---------------------------------------------------------------------------------------------------------------------
Name and Principal           Year            Annual         Bonus ($)            Long-Term           All Other
 Position                                 Compensation                         Compensation        Compensation/1/
                                           Salary ($)                        restricted Stock
                                                                                 Award($)
---------------------------------------------------------------------------------------------------------------------
Charles S. Bresler           1998          $213,000       $    0                      $0            $  491
Chief Executive              1997           213,000            0                       0               465
Officer and Chairman         1996           213,000            0                       0               460
 of  the Board of
 Directors
---------------------------------------------------------------------------------------------------------------------
Burton J. Reiner             1998           213,000            0                       0               491
President and Director       1997           213,000            0                       0               465
                             1996           213,000            0                       0               460
---------------------------------------------------------------------------------------------------------------------
Edwin Horowitz               1998           128,500            0                       0               491
Secretary and Director       1997           128,500            0                       0               465
                             1996           128,500            0                       0             5,927
---------------------------------------------------------------------------------------------------------------------
William L. Oshinsky          1998           110,500        5,000                       0               756
Treasurer and Director       1997           105,000        5,000                       0               715
                             1996           100,500        5,000                       0               708
---------------------------------------------------------------------------------------------------------------------

/1/ Amounts shown for "All Other Compensation" consist of premiums paid by the Company for life insurance.

     Each director of the Company, other than Messrs. Bresler, Reiner, Horowitz and Oshinsky, was paid an annual fee of $3,500 and a fee of $500 per meeting attended during 1998.

          In addition, the Company contributed to its retirement plan on behalf of each executive officer of the Company named in the Summary Compensation Table above for 1996, and on behalf of Mr. Oshinsky for 1997 and 1998. The Company contributes to its retirement plan as required under the terms of the plan and ERISA. Under the plan, benefits are determined for all employees on an actuarial basis related to the individual employee's compensation, age, and length of service, including service with predecessors of the Company. All compensation, up to a maximum of $160,000, including salaries, fees and bonuses, but excluding discretionary bonuses, are included as remuneration (or "covered compensation") under the Company's retirement plan. The plan provides for contributions by the Company designed to produce, commencing at retirement at age 65, an annual pension calculated by multiplying the participant's number of years of service to a maximum of 35 of such years, by the sum of 1.12% of a participant's average annual covered compensation paid for the highest consecutive five years prior to retirement, up to $68,400 (or less, depending upon participant's age), plus 1.77% of the participant's average annual covered compensation paid for such period in excess of this dollar amount, but not in excess of a total of $130,000. The approximate annual retirement benefits payable to participating employees in specified remuneration and years-of-service classifications is shown in the table below. The benefit amounts listed in the following table are not subject to any deduction for social security benefits or other offset amounts.

                              PENSION PLAN TABLE

Average Annual
Covered Compensation
For Highest
Consecutive Five Years                      Years of Service
______________________                      ----------------
                               10         15      20       25       30       35
                             -------  -------  -------  -------  -------  -------
$100,000                     $13,254  $19,881  $26,508  $33,135  $39,762  $46,389
$110,000                      15,024   22,536   30,048   37,560   45,072   52,584
$120,000                      16,794   25,191   33,588   41,985   50,382   58,779
$130,000                      18,564   27,846   37,128   46,410   55,692   64,974
$140,000                      20,334   30,501   40,668   50,835   61,002   71,169
$150,000                      22,104   33,156   44,208   55,260   66,312   77,364
$160,000                      23,874   35,811   47,748   59,685   71,622   83,559
and over (1)

(1) Under present IRS limitations, compensation in excess of $160,000 can not be included for benefit computation purposes. Although the $160,000 in indexed, the Plan sponsor may not increase contribution levels in anticipation of future increases.

          At December 31, 1998, Mr. Oshinsky had 31 years of credited service under the plan. Messrs. Bresler, Reiner and

Horowitz were covered by the plan until December 31, 1995, and had, respectively, 34, 34 and 31 years of credited service under the plan.


REPORT ON EXECUTIVE COMPENSATION/1/

          Messrs. DeRisio and Childs, since March, 1995, served as members of the Compensation Committee of the Board during 1998. The Compensation Committee held no meetings during 1998. The Committee may make recommendations to the Board on compensation actions, involving executive officers of the Company. Since the Committee has not been active, and compensation decisions have been made by the Board of Directors, the Board of Directors has furnished the following report on executive compensation.

          The Board has determined the compensation levels of executive officers, including the compensation of Mr. Bresler as Chief Executive Officer, by reviewing each executive officer's short-term and long-term performance with the Company, the level of profitability of the Company, the profitability of companies comparable to the Company, and the levels of compensation of executive officers in such other companies. The executive officers of the Company are compensated through base salaries and annual bonuses.

          As a result of general economic conditions and in view of the Company's earnings, the Board determined to maintain the compensation of the executive officers, other than Mr. Oshinsky. Except for Mr. Oshinsky, salaries of executive officers have not been increased since 1991.

This report on executive compensation has been submitted by the members of the Board of Directors during 1998.

                    Charles S. Bresler       Ralph S. Childs, Jr.
                    Stanley S. DeRisio       Edwin Horowitz
                    George W. Huguely, III   William L. Oshinsky
                    Burton J. Reiner

PERFORMANCE GRAPH/1/

          The graph below compares the cumulative total shareholder return on the common stock of the Company with the cumulative total return on the S & P 500 Stock Index and the S & P Homebuilding Index for the same period, assuming the investment of $100 in the Company's common stock, the S & P 500 Index and the S & P Homebuilding Index on December 31, 1993, and the reinvestment of dividends.

_________________

/1/ Pursuant to the Proxy Rules, this section of the Proxy Statement is not deemed "filed" with the Securities and Exchange Commission and is not incorporated by reference into the Company's Report on Form 10-K.



                FIVE YEAR STOCK PERFORMANCE GRAPH: 1993 TO 1998
             Comparison of Five Year Cumulative Total Return Among
            Bresler & Reiner, the Homebuilding S&P and the S&P 500



                             [GRAPH APPEARS HERE]




                          1993     1994    1995    1996    1997     1998
                          ----     ----    ----    ----    ----     ----
Bresler & Reiner        $100.00  $ 80.77 $ 80.77 $ 96.15 $159.15  $227.40
Homebuilding S&P        $129.25  $ 74.42 $106.23 $ 95.27 $150.62  $121.92
S&P 500                 $107.06  $105.41 $141.37 $170.02 $222.72  $263.53


     Assumes $100.00 invested on December 31, 1993 in Bresler & Reiner Common Stock, the Homebuilding S&P and the S&P 500. Total Return assumes reinvestment of dividends.


CERTAIN TRANSACTIONS AND COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

          All the members of the Board of Directors participated in deliberations of the Board concerning executive officer compensation.

          Messrs. Bresler, Reiner, Horowitz and Oshinsky held the positions with the Company which are listed under "ELECTION OF DIRECTORS" above.

                                Trilon Project
                                --------------


          Prior to 1975, the Company through its subsidiaries acted as general contractor in the construction for Trilon Plaza Company ("Trilon") of a high rise office building, a portion of an enclosed mall shopping center, and three nearby apartment buildings and 20 townhouses ("Trilon Project") in the Southwest Washington, D.C. Urban Renewal Area.

          A corporation wholly owned by Messrs. Bresler and Reiner is the general partner of Trilon and Messrs. Bresler and Reiner are also limited partners in Trilon. Their interests and the interests of affiliated persons, who are among the limited partners of Trilon, are shown in the following table.


-------------------------------------------------------------------------------------------------------
Name                        Relation to                 %Interest                %Interest in
                            Company                     In Trilon 1/2/           Trilon Office
                                                                                 Building Only
-------------------------------------------------------------------------------------------------------
Charles S. Bresler          Officer, director               43.55                      5.75
                            and principal
                            stockholder
-------------------------------------------------------------------------------------------------------
Burton J. Reiner            Officer, director               43.55                      2.75
                            and principal
                            stockholder
-------------------------------------------------------------------------------------------------------
T-P Partners, Inc.          Owned by Messrs.                 2.00                      ----
                            Bresler and
                            Reiner
-------------------------------------------------------------------------------------------------------
Edwin Horowitz              Officer and                     -----                      2.00
                            director
-------------------------------------------------------------------------------------------------------
William L. Oshinsky         Officer and                     -----                      0.50
                            director
-------------------------------------------------------------------------------------------------------
Anita O. Reiner             Principal
                            stockholder and spouse                                     2.25
                            of                              -----
                            Burton J.Reiner
-------------------------------------------------------------------------------------------------------
Children of Burton          Principal
J. and Anita O.             stockholder                     -----                      5.50
Reiner/3/
-------------------------------------------------------------------------------------------------------
-----------                 Other relatives
                            of Mr. Reiner                   -----                      4.75
                            (3 individuals)
-------------------------------------------------------------------------------------------------------
-----------                 Relatives of
                            Mr. Bresler
                            (2 individuals)                 -----                      2.00
-------------------------------------------------------------------------------------------------------

   1/ Subject to an aggregate 61.125% interest held by others, including those shown in the last column above, in the Trilon Office building only.

   2/  Includes interests held through a limited partnership.

   3/ Four individuals, who are also trustees of The Burton and Anita Reiner Charitable Remainder Annuity Trust, a principal shareholder.


        The Company's subsidiary acts as managing and leasing agent for the Trilon Project, and earns management fees of from 3% to 5% of the rents collected under agreements expiring December, 2000 and December, 2003, and leasing fees of 5% of rents collected under the G.S.A. Lease described below. In 1998, the Company earned $610,678 in management fees and $483,426 in leasing fees from Trilon.

     In the normal course of its management of the Trilon Project, the Company's subsidiary collects and remits rent to Trilon, and pays expenses for Trilon's account and is reimbursed by Trilon. The highest amount Trilon owed the Company since January 1, 1998 was $303,597 at September 30, 1998. As of February 28, 1999, the Company's subsidiary held approximately $397,378 in Trilon net rent revenues.


                               Waterside Complex
                               -----------------

     The Company has constructed, principally for its own account, an enclosed mall shopping center contiguous to Trilon's shopping mall and a high rise office building in the Southwest Washington, D.C. Urban Renewal Area (see "Trilon Project" above). Adjacent to the Company's shopping mall is another high rise office building, owned by Town Center East Investors ("TCELP"), a limited partnership in which the Company is a general partner, with a 49% interest. Certain affiliates of the Company also own interests in TCELP, all as limited partners, as shown in the following table:

                                                      %Interest
Name                   Relation to Company             in Town Center
-----                  -------------------             --------------
Charles S. Bresler    Officer, director and principal       1.35
                      stockholder

Burton J. Reiner      Officer, director and principal       0.45
                      stockholder

Edwin Horowitz        Officer and director                  1.35

William L. Oshinsky   Officer and director                  1.35

Anita O. Reiner       Principal stockholder and spouse      0.45
                      of Burton J. Reiner

                      Other relatives of Mr. Reiner         2.70
                      (3 individuals)

                      Relatives of Mr. Bresler
                      (3 individuals)                       2.70

     The two portions of the shopping mall and the two office buildings are operated as one integrated complex, known as Waterside. Each office building has access to the mall, and an underground parking garage serves the entire project.

     The Company acts as managing and leasing agent for TCELP'S office building and earns management fees of 3% of rents collected under an agreement expiring in December, 2003, and leasing fees of 5% of rents collected. In 1998, the Company earned $110,093 in management fees and $187,336 in leasing fees from TCELP. The Company as general partner of TCELP collects rent revenues for TCELP and pays expenses for TCELP'S account for which it is to be reimbursed by TCELP. At February 28, 1999, the Company held approximately $4,247,034 in TCELP net rent revenues.

     The two high rise office buildings and parts of the lower level and the first floor and the entire second and third floor of Trilon's portion of the shopping center and the lower floor of a smaller structure are leased to the United States General Services Administration ("G.S.A. Lease"). Under a 1973 agreement among the Company, Trilon and TCELP, TCELP is entitled to receive that portion of the total annual rent from the G.S.A. Lease, now approximately $22.7 million, as shall be reasonably necessary to provide TCELP a net cash flow of $100,000 per year after payment of land rent, interest and mortgage amortization, all expenses of operation and maintenance and all real estate taxes. No payments have been made under this agreement.

     Under a Cross Indemnity Agreement entered into in September, 1974, the Company, TCELP and Trilon each agreed to indemnify the others against a loss of their share of such rents because of a default by one of the others under the mortgage on the property or under the G.S.A. Lease. Pursuant to the requirement of the lender, the Company, TCELP and Trilon pledged their interests in the G.S.A. Lease to the lender as security for the mortgages. The Company, TCELP Trilon and S.E.W. Investors (see "S.E.W. Investors" below) are jointly and severally liable to the tenant under the G.S.A. Lease.

                               S.E.W. Investors
                               ----------------

     In October 1980, the Company assigned its leasehold interest in 105,000 square feet ("Southeast Section") of its part of the Waterside Mall to S.E.W. Investors, a limited partnership organized by the Company to acquire the Southeast Section. The Company took back a note from the limited partnership in the principal amount of $9,300,000 accruing interest at 12% per annum and due on October 10, 1995. On October 10, 1995, the term of the note was extended to October 9, 2000 and the interest rate was reduced to 10%. The Company is the sole general partner, with a 1% interest. Of the limited partnership interests, 62% is held by a non-affiliated person and the remaining 37% was acquired by the following directors and officers of the Company: 18% each by Mr. Bresler and Mr. Reiner; and 1% by Mr. Horowitz.

     The Company acts as leasing and managing agent for the Southeast Section for a fee of 3% of rents collected under an agreement expiring in December, 2000, and leasing fees of 5% of rents collected on the G.S.A. Lease. The Company earned management fees of $70,720 and leasing fees of $94,741 in 1998 from S.E.W. Investors. The Company as agent collects rent revenues for S.E.W. Investors and pays expenses for S.E.W. Investors' account for which it is to be reimbursed. The highest amount owed the Company since January 1, 1998, was $331,622 at March 31, 1998. At February 28, 1999, the amount owed was approximately $79,716.

                       Third Street Southwest Investors
                       --------------------------------

     In 1979, the Company sold apartment buildings adjacent to the Waterside Complex to Third Street Southwest Investors, a limited partnership organized by the Company and took back a note from the limited partnership in the principal amount of $4,350,000, accruing interest at 9.5% per annum and due on July 31, 1994. On August 1, 1994, the term of the note was extended to July 31, 1999. The Company is its sole general partner, with a 1% interest. Of the limited partnership interests, 90% are held by unaffiliated persons, and the remaining 9% were acquired by the following directors and officers of the Company: Mr. Bresler, 7%; and 1% each by Messrs. Reiner and Horowitz. Each limited partner in Third Street Southwest Investors contributed approximately $10,000 per 1% interest.

     A subsidiary of the Company acts as managing agent for the Apartments for a management fee of 5% of rents collected under an agreement expiring in September, 1999. During 1998, the Company earned management fees of $98,327 from Third Street Southwest Investors under this agreement. The Company as agent collects rent revenues for Third Street Southwest Investors and pays expenses for Third Street Southwest Investors' account for which it is to be reimbursed. The highest amount owed the Company since January 1, 1998 was $966,820 at December 31, 1998. At February 28, 1999, the amount owed was approximately $945,133.

                              Holiday Inn Express
                              -------------------

     The Company owns and operates a 151-room Holiday Inn Express motel in Camp Springs, Maryland. Record title to the real estate on which the motel is situated is held by Messrs. Bresler and Reiner, who have agreed to act, without compensation, as nominee title holders for the Company. This arrangement has been approved by the other directors of the Company.

                           Builders Leasing Company
                           ------------------------

     In December 1983, the Company and others organized Builders Leasing Company, a general partnership, to engage in equipment leasing. The Company has a 20% interest and acts as the managing general partner. The partners have contributed $3,150,000 to the capital of the partnership in proportion to their percentage interests, the Company's share of which was $630,000. Messrs. Bresler, Reiner and Horowitz, directors and officers of the Company hold interests of 20%, 5% and 2%, respectively, all as general partners.

                    Paradise Sudley North Office Building D
                    ---------------------------------------

     The Company is a 10% general partner and an 88.75% limited partner in Paradise Sudley North Limited Partnership which is in turn a 50% general partner in Paradise Sudley North Building D Partnership ("Building D Partnership"). Building D Partnership owns a 69,374 square foot office building in Manassas, Virginia, which has been 100% leased to the Prince William County government since the completion of the building in 1989. During 1998, this lease was renewed for a period of 10 years. Since inception, two unaffiliated persons each owned a 25% interest in Building D Partnership. In 1998 these interests were sold to The Bresler Family Investors L.L.C. Charles S. Bresler, CEO of the Company, is the manager of this L.L.C.

                           -------------------------

     All the above transactions, other than the equipment leasing partnership, the relationships with Town Center Apartments and the Southeast Section, are continuations of projects commenced or agreements entered into by the predecessors of the Company. Management considers its contracts and other business relationships with each of these affiliates to be as favorable to the Company as those obtainable with outsiders.

                           -------------------------

FINANCIAL STATEMENTS

     For certain information concerning the Company and its subsidiaries see the financial statements and report of Arthur Andersen LLP, independent certified public accountants, included in the Annual Report accompanying this proxy statement. Such report is not incorporated in this proxy statement and is not deemed to be a part of the proxy soliciting material. Representatives of Arthur Andersen LLP are not expected to be present at the meeting.

COST OF SOLICITATION

     The cost of solicitation of proxies from stockholders will be borne by the Company. In addition to the use of mails, proxies may be solicited by telephone by officers, directors and a small number of employees of the Company who will not be specially compensated for such services. The Company may reimburse persons holding such stock of record only, such as brokerage houses, for their expenses in forwarding soliciting material to the beneficial owner of such stock.

OTHER MATTERS

     The Board of Directors is not aware of any matters not set forth herein which may come before the meeting. If, however, any such matter properly comes before the meeting, the persons named in the proxies will vote the shares represented thereby in accordance with their judgment.

DEADLINE FOR FILING SHAREHOLDER PROPOSALS FOR 2000 ANNUAL MEETING.

     The date by which proposals of shareholders intended to be presented at the 2000 Annual Meeting must be received by the Company for inclusion in the Company's 2000 Proxy Statement and Proxy relating to that meeting is December 23, 1999.

                                             By Order of the Board of Directors


                                             Edwin Horowitz, Secretary

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                             BRESLER & REINER, INC

            This Proxy is Being Solicited By The Board of Directors

                 Annual Meeting of Stockholders, June 10, 1999


     The undersigned hereby appoints Sidney Bresler and Randall Reiner, and each of them, Proxies for the undersigned with power of substitution, to vote as designated below all the shares of the undersigned at the Annual Meeting of Stockholders of Bresler & Reiner, Inc., to be held at the offices of the Company, the Waterside Mall, 401 M Street S.W., Washington, DC on June 10, 1999, at 10:00 a.m., or any adjournment thereof, all as more fully described in the Notice of Meeting and Proxy Statement, receipt of which is hereby acknowledged.

1.   Election of The Following Nominees as Directors:
     C.S. Bresler; R.S. Childs, Jr.; S.S. DeRisio; E. Horowitz; G.W. Huguely, III; W.L. Oshinsky; B.J. Reiner

[ ] FOR ALL NOMINEES   [ ] WITHHOLD AUTHORITY     [ ] FOR ALL NOMINEES
                           TO VOTE FOR ALL            EXCEPT AS INDICATED
                               NOMINEES               BELOW

                                                      ____________________

2. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

                            (PLEASE SEE OTHER SIDE)

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     Receipt of the Annual Report of the Company for the year 1998 is hereby acknowledged.

     The undersigned revokes all proxies heretofore given with respect to said meeting and approves all that the Proxies or their substitutes shall do by virtue hereof.

     This Proxy, when properly executed, will be voted as directed herein, but if no direction is given, this proxy will be voted FOR All Nominees.

Dated:________________________, 1999



                                        _________________________________
                                               Stockholder

                                       (Please sign exactly as your name
                                       appears hereon. Executors,
                                       administrators or trustees should so
                                       indicate when signing.)

               PLEASE DATE, SIGN AND RETURN THIS PROXY PROMPTLY


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